Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2021

  Net income of $75.7 million, or $0.36 per diluted share, for the third quarter of 2021, compared to $70.6 million, or $0.33 per diluted share, for the second quarter of 2021. The net income for the third and second quarters of 2021 included the following items of note:

- Provision for credit losses was a net benefit of $12.1 million ($7.6 million after-tax, or an increase of $0.04 per diluted share) for the third quarter of 2021, reflecting, among other things, improvements in the outlook of certain macroeconomic variables and lower loans outstanding. The provision for credit losses for the second quarter of 2021 was a net benefit of $26.2 million ($16.3 million after-tax, or an increase of $0.08 per diluted share).

- Merger and restructuring costs of $2.3 million for the third quarter of 2021 ($1.4 million after-tax, or a decrease of $0.01 per diluted share) associated with the acquisition of Banco Santander Puerto Rico (“BSPR”), compared to $11.0 million for the second quarter of 2021 ($6.9 million after-tax, or a decrease of $0.03 per diluted share). Early in the third quarter of 2021, First BanCorp completed the conversion of the remaining BSPR’s core systems into FirstBank’s systems with the conversion of the deposit, debit card, online banking, automated teller machine (“ATM”), and cash management platforms.

  Income before income taxes of $112.7 million for the third quarter of 2021, compared to $110.7 million for the second quarter of 2021.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $103.6 million for the third quarter of 2021, compared to $96.6 million for the second quarter of 2021.
  Net interest income remained relatively flat at $184.7 million for the third quarter of 2021, compared to $184.8 million for the second quarter of 2021.
  Net interest margin was 3.60% for the third quarter of 2021, compared to 3.81% for the second quarter of 2021. The decrease was primarily attributable to a change in asset mix resulting from average lower-yielding cash balances and investment securities increasing $1.2 billion to 45% of total average interest-earning assets in the third quarter, compared to 41% in the second quarter, associated with the growth in average deposits. In addition, the average total loan portfolio balance during the third quarter declined to 55% of total average interest-earning assets, compared to 59% in the second quarter.
  Non-interest income of $29.9 million for the third quarter of 2021 remained relatively unchanged compared to the second quarter of 2021 as the increase in fee income from credit and debit cards, ATMs, and point-of-sale (“POS”) transactions was offset by decreases in revenues from mortgage banking activities and service charges on deposits.
  Non-interest expenses decreased by $16.2 million to $114.0 million for the third quarter of 2021, compared to $130.2 million for the second quarter of 2021. Total non-interest expenses for the third quarter of 2021 included $2.3 million of merger and restructuring costs, compared to $11.0 million in the second quarter of 2021, as well as $0.6 million of COVID-19 pandemic-related expenses, compared to $1.1 million in the second quarter of 2021. Adjusted for those costs, total non-interest expenses decreased by $6.9 million compared to the second quarter of 2021.
  Income tax expense was $37.1 million for the third quarter of 2021, compared to $40.1 million for the second quarter of 2021. The variance was primarily related to the year-to-date true up adjustment recorded at the end of the second quarter resulting from a higher than previously estimated effective tax rate for the year.
  Credit quality variances:

- Non-performing assets decreased by $83.2 million to $172.4 million as of September 30, 2021, compared to $255.6 million as of June 30, 2021. The decrease was driven primarily by a bulk sale of $52.5 million of nonaccrual residential mortgage loans, the sale of a $20.7 million commercial other real estate owned (“OREO”) property in the Puerto Rico region, and the repayment of two large nonaccrual residential mortgage loans totaling $3.9 million.

- An annualized net charge-offs to average loans ratio of 0.99% for the third quarter of 2021, compared to 0.27% for the second quarter of 2021. The bulk sale of nonaccrual residential mortgage loans and related servicing advances added $23.1 million in net charge-offs in the third quarter of 2021. Excluding the effect of net charge-offs related to the bulk sale, the annualized net charge-offs to average loans ratio was 0.17% in the third quarter of 2021.

  Total deposits, excluding brokered deposits and government deposits, increased by $288.5 million to $14.1 billion as of September 30, 2021. The increase was primarily related to higher balances in demand deposit accounts in the Puerto Rico and Florida regions, partially offset by a decrease in retail certificates of deposit (“CDs”).
  Government deposits decreased in the quarter by $345.7 million and totaled $3.5 billion as of September 30, 2021, consisting of decreases of $256.3 million, $87.3 million, and $2.1 million in the Virgin Islands, Puerto Rico, and Florida regions, respectively.
  Brokered CDs decreased by $29.1 million during the third quarter to $108.6 million as of September 30, 2021 and non-maturity brokered deposits increased in the quarter by $0.9 million to $248.7 million as of September 30, 2021.
  Total loans decreased in the quarter by $249.0 million to $11.2 billion as of September 30, 2021. The decrease consisted of reductions of $180.4 million in commercial and construction loans and $156.8 million in residential mortgage loans, partially offset by an $88.2 million increase in consumer loans. The decrease in commercial and construction loans reflects, among other things, a $130.9 million reduction in the carrying value of Small Business Administration Paycheck Protection Program (“SBA PPP”) loans. The decrease in residential mortgage loans included the effect of the $52.5 million bulk sale of nonaccrual loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.1 billion in the third quarter of 2021, down $87.4 million compared to the second quarter of 2021. Loan originations in the second quarter of 2021 included $74.1 million of SBA PPP loan originations, as well as the purchase of certain large commercial loan participations in the Florida region. Excluding SBA PPP loan originations, total loan originations decreased by $13.5 million.
  Liquidity levels have remained high with the ratio of cash and liquid securities to total assets increasing to 27.3% as of September 30, 2021, compared to 26.4% as of June 30, 2021.
  During the third quarter, First BanCorp. repurchased 4.16 million shares of its common stock through private and open market transactions for a total purchase price of approximately $50 million under the previously announced $300 million stock repurchase program.
  Capital ratios remained higher than required regulatory levels for bank holding companies and well-capitalized banks. Estimated total capital, common equity tier 1 capital (“CET1”), tier 1 capital, and leverage ratios of 20.67%, 17.62%, 17.92%, and 10.17%, respectively, as of September 30, 2021. The tangible common equity ratio was 9.87% as of September 30, 2021.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 25, 2021--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $75.7 million, or $0.36 per diluted share, for the third quarter of 2021, compared to $70.6 million, or $0.33 per diluted share, for the second quarter of 2021, and $28.6 million, or $0.13 per diluted share, for the third quarter of 2020. Financial results for the third quarter of 2021 include a net benefit of $12.1 million ($7.6 million after-tax, or an increase of $0.04 per diluted share) recorded to the provision for credit losses, compared to a net benefit of $26.2 million ($16.3 million after-tax, or an increase of $0.08 per diluted share) for the second quarter of 2021. In addition, during the third quarter of 2021, the Corporation recorded merger and restructuring costs of $2.3 million ($1.4 million after-tax, or a decrease of $0.01 per diluted share) related to the BSPR integration process and related restructuring initiatives, compared to $11.0 million ($6.9 million after-tax, or a decrease of $0.03 per diluted share) for the second quarter of 2021. The Corporation repurchased 4,158,806 shares of its common stock in the third quarter of 2021. Since the inception of the $300 million repurchase program through September 30, 2021, the Corporation has repurchased 12,121,453 shares at a cost of approximately $150 million, or $12.37 per share, which includes transaction costs.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “Financial benefits of our fully integrated and expanded franchise are well underway as we report strong third quarter results. We generated $75.7 million in net income ($0.36 per diluted share) and a record $103.6 million in pre-tax, pre-provision income for the quarter. Improvements in the economic backdrop within our operating markets continue to drive core performance metrics. Asset quality continued to improve, with non-performing assets reaching a decade low of 0.81% of total assets. Loan originations, including refinancings, were healthy at $1.1 billion; however, the loan portfolio decreased largely driven by a $130.9 million reduction in SBA PPP loans and the sale of $52.5 million in nonaccrual residential mortgage loans. Core deposits, net of brokered and government deposits grew by $288.5 million during the quarter primarily in demand deposit accounts in Puerto Rico and Florida.

Early in the third quarter, we completed the integration of the acquired operations, which included the conversion of all deposit, debit card, online banking, and cash management platforms, leading to the achievement of efficiencies and synergies planned as part of the transaction. Adoption of electronic channels continues to grow significantly, with digital banking users registering an organic increase of 12% during the quarter. Also, over 40% of all deposits were captured through electronic and digital channels during the quarter.

Finally, we continue to return capital to our shareholders. We repurchased 4.2 million shares amounting to approximately $50.0 million during the quarter, and just announced an increase in our common dividend by 43% demonstrating the strength of our balance sheet and our commitment to increasing shareholder value”.

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest expenses, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures, the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

SPECIAL ITEMS

The financial results for the third and second quarters of 2021 and third quarter of 2020 included the following significant Special Items:

Quarter ended September 30, 2021

- Merger and restructuring costs of $2.3 million ($1.4 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the third quarter were primarily related to system conversions completed early in the third quarter and other integration related efforts.

- Costs of $0.6 million ($0.4 million after-tax) related to COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

Quarter ended June 30, 2021

- Merger and restructuring costs of $11.0 million ($6.9 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the second quarter included approximately $1.7 million related to the previously announced Employee Voluntary Separation Program (the “VSP”) offered to eligible employees in the Puerto Rico region and approximately $2.1 million related to service contract cancellation penalties. In addition, merger and restructuring costs in the second quarter of 2021 included expenses related to system conversions and other integration related efforts, as well as accelerated depreciation charges related to planned closures and consolidation of branches in accordance with the Corporation’s integration and restructuring plan.

- Costs of $1.1 million ($0.7 million after-tax) related to COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

Quarter ended September 30, 2020

- Merger and restructuring costs of $10.4 million ($6.5 million after-tax) in connection with the acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs in the third quarter of 2020 primarily included consulting, legal, system conversions, and other integration related efforts.

- An $8.0 million tax benefit related to a partial reversal of the deferred tax asset valuation allowance.

- A $5.3 million aggregate gain on sales of approximately $116.6 million of U.S. agencies mortgage-backed securities (“MBS”) and $803.3 million of U.S. Treasury Notes executed in the latter part of September. The gain on tax-exempt securities or realized at the tax-exempt international banking entity subsidiary level had no effect in the income tax expense recorded in the third quarter of 2020.

- Costs of $1.0 million ($0.6 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security matters.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $75.7 million for the third quarter of 2021, or $0.36 per diluted share, compared to $70.6 million for the second quarter of 2021, or $0.33 per diluted share. Adjusted net income was $77.5 million, or $0.37 per diluted share, for the third quarter of 2021, compared to $78.2 million, or $0.36 per diluted share, for the second quarter of 2021. The following table reconciles for the third and second quarters of 2021 and the third quarter of 2020 the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above, as well as a non-significant gain realized on the repurchase and cancellation of trust preferred securities in the third quarter of 2020.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	September 30, 2021	June 30, 2021	September 30, 2020

Net income, as reported (GAAP)	$75,678	$70,558	$28,613
Adjustments:
Merger and restructuring costs	2,268	11,047	10,441
Partial reversal of deferred tax asset valuation allowance	-	-	(8,000)
Gain on sales of investment securities	-	-	(5,288)
Gain on early extinguishment of debt	-	-	(94)
COVID-19 pandemic-related expenses	640	1,105	962
Income tax impact of adjustments (1)	(1,091)	(4,557)	(4,276)
Adjusted net income (Non-GAAP)	$77,495	$78,153	$22,358
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$76,826	$77,484	$21,689

Weighted-average diluted shares outstanding	$207,796	214,609	$217,715

Earnings Per Share - diluted (GAAP)	$0.36	$0.33	$0.13

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.37	$0.36	$0.10

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $112.7 million for the third quarter of 2021, compared to $110.7 million for the second quarter of 2021. Adjusted pre-tax, pre-provision income was $103.6 million for the third quarter of 2021, up $6.9 million from the second quarter of 2021. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Income before income taxes	$112,735	$110,650	$89,172	$65,514	$24,208
Less/Add: Provision for credit losses (benefit) expense	(12,082)	(26,155)	(15,252)	7,691	46,914
Add/Less: Net loss (gain) on sales of investment securities	-	-	-	182	(5,288)
Less: Gain on early extinguishment of debt	-	-	-	-	(94)
Add: COVID-19 pandemic-related expenses	640	1,105	1,209	1,125	962
Add: Merger and restructuring costs	2,268	11,047	11,267	12,321	10,441
Adjusted pre-tax, pre-provision income (1)	$103,561	$96,647	$86,396	$86,833	$77,143

Change from most recent prior quarter (in dollars)	$6,914	$10,251	$(437)	$9,690	$9,809
Change from most recent prior quarter (in percentage)	7.2%	11.9%	-0.5%	12.6%	14.6%

(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Net Interest Income
Interest income	$200,172	$201,459	$194,642	$198,700	$170,402
Interest expense	15,429	16,676	18,377	20,933	21,706

Net interest income	$184,743	$184,783	$176,265	$177,767	$148,696

Average Balances
Loans and leases	$11,223,926	$11,560,731	$11,768,266	$11,843,157	$10,163,671
Total securities, other short-term investments and interest-bearing cash balances	9,134,121	7,898,975	6,510,960	6,057,360	4,871,710
Average interest-earning assets	$20,358,047	$19,459,706	$18,279,226	$17,900,517	$15,035,381

Average interest-bearing liabilities	$11,718,557	$12,118,631	$11,815,179	$11,704,166	$9,732,691

Average Yield/Rate
Average yield on interest-earning assets - GAAP	3.90%	4.15%	4.32%	4.42%	4.51%
Average rate on interest-bearing liabilities - GAAP	0.52%	0.55%	0.63%	0.71%	0.89%
Net interest spread - GAAP	3.38%	3.60%	3.69%	3.71%	3.62%
Net interest margin - GAAP	3.60%	3.81%	3.91%	3.95%	3.93%

Net interest income amounted to $184.7 million for the third quarter of 2021, a decrease of $0.1 million, compared to $184.8 million for the second quarter of 2021. The slight decrease in net interest income was mainly due to:

  A $4.8 million decrease in interest income on commercial and construction loans, primarily due to: (i) a decrease of approximately $3.6 million in interest income attributed to a lower discount accretion for acquired commercial and construction loans driven by the early payoff of certain large commercial mortgage loans during the second quarter; (ii) the effect in the second quarter of interest income of approximately $2.9 million realized from deferred interest recognized on a construction loan paid-off; and (iii) a decrease of approximately $1.4 million attributable to a reduction of approximately $109.6 million in the average balance of commercial and construction loans (excluding SBA PPP loans).

  These variances were partially offset by a $2.8 million increase in realized deferred fees on SBA PPP loans, and the positive effect of one additional day in the third quarter, which resulted in an increase of approximately $0.7 million in interest income on this portfolio.
  A $1.7 million decrease in interest income on residential mortgage loans, primarily due to the reduction in the average balance of this portfolio.

Partially offset by:

  A $2.6 million increase in interest income on consumer loans and finance leases, primarily due to an increase of approximately $82.3 million in the average balance of this portfolio, largely related to auto loans and finance leases, which resulted in an increase in interest income of approximately $1.9 million. Interest income on consumer loans also benefited from the positive effect of one additional day in the third quarter, which resulted in an increase of approximately $0.4 million in interest income on consumer loans.
  A $2.1 million increase in interest income on investment securities mainly due to a $1.8 million decrease in the U.S. agencies MBS premium amortization expense due to lower prepayments. In addition, there was an increase in interest income of approximately $0.5 million related to a $441.5 million increase in the average balance of U.S. government and agencies debentures.
  A $1.2 million decrease in interest expense, including a reduction of approximately $1.4 million related to lower average rates paid on interest-bearing checking, savings, and non-brokered time deposits. Such reduction included the effect of approximately $724 million of acquired interest-bearing and saving deposit accounts converted to non-interest-bearing products, which resulted in a decrease of approximately $0.2 million in interest expense.
  A $0.5 million increase in interest income on interest-bearing cash balances, mainly due to a $774.1 million increase in the average balance of cash deposits with the Federal Reserve Bank of New York (the “FED”) as well as the increase in the rate paid by the FED to such balances from 0.10% to 0.15% that took effect on June 17, 2021.

Net interest margin was 3.60%, compared to 3.81% for the second quarter of 2021. The decrease was driven by an increase in low-yielding interest-bearing cash balances and investment securities associated with the growth in average deposits and loan repayments. The total average balance of interest-bearing cash deposited at the FED and investment securities increased by $1.2 billion to 45% of total average interest-earning assets in the third quarter, compared to 41% in the second quarter, while the average balance of the loan portfolio declined $336.8 million to 55% of total average interest-earning assets in the third quarter, compared to 59% in the second quarter. The variance also reflects the above-mentioned effects of a lower amount of interest income realized from deferred interests and discounts recognized on commercial and construction loans paid off, partially offset by the lower premium amortization expense on U.S. agencies MBS and the decrease in the average cost of deposits.

The third quarter results continue to reflect the effect of SBA PPP loans. Interest and realized deferred fees on SBA PPP loans in the third quarter of 2021 amounted to $6.5 million, compared to $4.0 million in the second quarter of 2021.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2021	2021	2021	2020	2020

Service charges on deposit accounts	$8,690	$8,788	$8,304	$8,332	$5,848
Mortgage banking activities	6,098	6,404	7,273	7,551	7,099
Net (loss) gain on investments	-	-	-	(182)	5,288
Gain on early extinguishment of debt	-	-	-	-	94
Other operating income	15,158	14,692	15,379	14,499	11,605
Non-interest income	$29,946	$29,884	$30,956	$30,200	$29,934

Non-interest income amounted to $29.9 million for the third quarter of 2021, relatively unchanged compared to the second quarter of 2021. The main variances within the components of non-interest income include:

  A $0.2 million increase in transactional fee income from credit and debit cards, POS and ATMs, included as part of Other operating income in the table above, due to higher transaction volumes.
  A $0.2 million increase in net gain on sales of fixed assets, included as part of Other operating income in the table above.

Partially offset by:

  A $0.3 million decrease in revenues from mortgage banking activities, driven by a $1.1 million decrease in realized gains on sales of residential mortgage loans in the secondary market associated with a lower volume of sales, partially offset by a $0.6 million increase related to the net change in mark-to-market gains and losses from both interest rate lock commitments and To-Be-Announced (“TBA”) MBS forward contracts, and a $0.2 million increase in servicing fee income. Total loans sold in the secondary market to U.S. government-sponsored agencies during the third quarter of 2021 amounted to $109.6 million, with a related net gain of $4.5 million (net of realized losses of $0.3 million on TBA hedges), compared to total loans sold during the second quarter of 2021 of $146.7 million, with a related net gain of $5.6 million (net of realized losses of $0.2 million on TBA hedges).

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2021	2021	2021	2020	2020

Employees' compensation and benefits	$50,220	$49,714	$50,842	$51,618	$43,063
Occupancy and equipment	23,306	24,116	24,242	24,066	19,064
Deposit insurance premium	1,381	1,922	1,988	1,900	1,630
Other insurance and supervisory fees	2,249	2,360	2,362	2,720	1,389
Taxes, other than income taxes	5,238	5,576	6,199	5,795	4,510
Professional fees:
Collections, appraisals and other credit-related fees	1,451	1,080	1,310	1,218	1,262
Outsourcing technology services	8,878	11,946	12,373	12,524	6,949
Other professional fees	3,225	3,738	4,018	3,567	3,352
Credit and debit card processing expenses	5,573	6,795	4,278	6,397	4,859
Business promotion	3,370	3,225	2,970	3,163	3,046
Communications	2,250	2,407	2,462	2,462	2,246
Net (gain) loss on OREO operations	(2,288)	(139)	1,898	580	1,019
Merger and restructuring costs	2,268	11,047	11,267	12,321	10,441
Other	6,915	6,385	7,092	6,431	4,678
Total	$114,036	$130,172	$133,301	$134,762	$107,508

Non-interest expenses amounted to $114.0 million in the third quarter of 2021, a decrease of $16.2 million from $130.2 million in the second quarter of 2021. Included in non-interest expenses are the following Special Items:

  Merger and restructuring costs associated with the acquisition of BSPR of $2.3 million for the third quarter of 2021, compared to $11.0 million for the second quarter of 2021.
  COVID-19 pandemic-related expenses of $0.6 million for the third quarter of 2021, compared to $1.1 million for the second quarter of 2021. COVID-19 pandemic-related expenses for the third and second quarters of 2021 primarily consist of expenses associated with cleaning and security protocols, included as part of Occupancy and equipment in the table above.

On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the Special Items mentioned above, amounted to $111.1 million for the third quarter of 2021, compared to $118.0 million for the second quarter of 2021. The $6.9 million decrease in adjusted non-interest expenses reflects, among other things, the following significant variances:

  A $3.2 million decrease in total professional service fees, including a decrease of approximately $2.3 million resulting from the elimination of temporary technology processing and data-related costs of the acquired BSPR operations after completion of system conversions. In addition, there was a decrease of approximately $0.5 million in costs associated with the platform used for processing SBA PPP loan originations and forgiveness remittances due to lower activity.
  A $2.1 million increase in the net gain on OREO operations, primarily related to higher gains on sales of residential and commercial OREO properties. The results for the third quarter include a $0.8 million gain recorded in connection with the sale of a $20.7 million commercial OREO property in the Puerto Rico region.
  A $1.2 million decrease in credit and debit card processing expenses, primarily related to incentive payments and cost reimbursements totaling $1.4 million recorded in connection with a debit card processing contract.
  A $0.5 million decrease in the FDIC insurance premium expense, mainly related to improvements in earnings trend and risk profile of the Bank’s balance sheet.
  A $0.4 million decrease in adjusted occupancy and equipment costs. The result for the second quarter included a $0.3 million accelerated depreciation charge in connection with a branch closed in the Virgin Islands.
  A $0.3 million decrease in municipal license taxes, included as part of Taxes, other than income taxes in the table above.

Partially offset by:

  A $0.5 million increase in employees’ compensation and benefits expenses. The increase was mainly due to a $1.2 million decrease in deferred loan origination costs, primarily in connection with a lower volume of SBA PPP loan originations, partially offset by lower payroll taxes and bonuses expenses.
  A $0.5 million increase in other non-interest expenses in the table above, primarily related to higher charges for legal and operational loss reserves.

The adjusted non-interest expense financial metric presented above is a non-GAAP financial measure. See Basis of Presentation for additional information and the reconciliation of total non-interest expense and certain non-interest expense components to adjusted total non-interest expense and certain adjusted non-interest expense components.

INCOME TAXES

The Corporation recorded an income tax expense of $37.1 million for the third quarter of 2021, compared to $40.1 million for the second quarter of 2021. The variance was primarily related to the true up adjustment recorded at the end of the second quarter resulting from a higher than previously-estimated effective tax rate for the year.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, remained relatively unchanged at 33.2% compared to the second quarter of 2021. As of September 30, 2021, the Corporation had a deferred tax asset of $243.4 million (net of a valuation allowance of $106.3 million, including a valuation allowance of $65.6 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Nonaccrual loans held for investment:
Residential mortgage	$60,589	$121,695	$132,339	$125,367	$122,797
Commercial mortgage	26,812	27,242	28,548	29,611	29,651
Commercial and Industrial	18,990	18,835	19,128	20,881	20,882
Construction	6,093	6,175	6,378	12,971	13,090
Consumer and Finance leases	9,657	8,703	14,708	16,259	14,870
Total nonaccrual loans held for investment	122,141	182,650	201,101	205,089	201,290

OREO	43,798	66,586	79,207	83,060	89,049
Other repossessed property	3,550	3,470	4,544	5,357	3,006
Other assets (1)	2,894	2,928	-	-	-
Total non-performing assets (2)	$172,383	$255,634	$284,852	$293,506	$293,345

Past-due loans 90 days and still accruing (3)	$148,322	$144,262	$160,884	$146,889	$160,066
Nonaccrual loans held for investment to total loans held for investment	1.10%	1.60%	1.73%	1.74%	1.70%
Nonaccrual loans to total loans	1.09%	1.60%	1.72%	1.73%	1.69%
Non-performing assets to total assets	0.81%	1.20%	1.47%	1.56%	1.57%
(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.7 million, recorded on the Corporation's books at its fair value of $2.9 million.
(2)

Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of the current expected credit loss ("CECL") accounting standard on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of the CECL accounting standard and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of September 30,2021, June 30, 2021, March 31, 2021, December 31, 2020 and September 30, 2020 amounted to $120.7 million, $125.2 million, $128.4 million, $130.9 million and $133.2 million, respectively.

(3)	These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $8.5 million (June 30, 2021 - $8.0 million; March 31, 2021 - $17.2 million December 31, 2020 - $10.7 million; September 30, 2020 - $17.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $83.2 million to $172.4 million as of September 30, 2021, compared to $255.6 million as of June 30, 2021. Total nonaccrual loans held for investment decreased by $60.5 million to $122.1 million as of September 30, 2021, compared to $182.6 million as of June 30, 2021.

The decrease in non-performing assets consisted of:

- A $61.1 million decrease in nonaccrual residential mortgage loans, driven by the aforementioned bulk sale of $52.5 million of non-performing loans, as well as the repayment of two large nonaccrual residential mortgage loans totaling $3.9 million.

Early in August 2021, the Corporation sold $52.5 million of non-performing residential mortgage loans and related servicing advances of $2.0 million. The Corporation received $31.5 million, or 58% of book value before reserves, for the $54.5 million of non-performing loans and related servicing advances. Approximately $20.9 million of reserves had been allocated to the loans sold. The transaction resulted in total net charge-offs of $23.1 million and an additional loss of approximately $2.1 million recorded as a charge to the provision for credit losses in the third quarter.

- A $22.8 million decrease in the OREO portfolio balance. The decrease was driven by sales of $28.1 million, including the aforementioned sale of a $20.7 million commercial OREO property in the Puerto Rico region, and approximately $0.8 million of fair value and other adjustments that reduced the OREO carrying value, partially offset by additions of $6.1 million.

- A $0.4 million decrease in nonaccrual commercial and construction loans, primarily due to the repayment of a $1.2 million nonaccrual commercial and industrial loan in the Puerto Rico region.

- A $1.0 million increase in nonaccrual consumer loans, primarily related to auto loans.

  Inflows to nonaccrual loans held for investment were $16.9 million, a $0.1 million increase compared to inflows of $16.8 million in the second quarter of 2021. Inflows to nonaccrual consumer loans were $9.0 million, an increase of $1.1 million compared to inflows of $7.9 million in the second quarter of 2021. Inflows to nonaccrual residential mortgage loans were $6.3 million in the third quarter of 2021, a decrease of $0.1 million compared to inflows of $6.4 million in the second quarter of 2021. Inflows to nonaccrual commercial and construction loans were $1.6 million in the third quarter of 2021, a decrease of $0.9 million compared to inflows of $2.5 million in the second quarter of 2021. See Early Delinquency, CARES Act Modifications, and SBA PPP Loans below for additional information.
  Adversely classified commercial and construction loans increased by $29.8 million to $242.3 million as of September 30, 2021, mostly driven by the downgrade of a $28.3 million commercial relationship in the Florida region engaged in the travel and entertainment industry.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $428.6 million as of September 30, 2021, down $21.5 million from June 30, 2021. The decrease was driven by the approximately $29.9 million of residential mortgage TDR loans sold as part of the bulk sale of nonaccrual loans completed in the third quarter. Approximately $375.7 million of total TDR loans held for investment were in accrual status as of September 30, 2021. These figures exclude $57.7 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency, CARES Act Modifications, and SBA PPP Loans

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory reporting instructions) amounted to $107.3 million as of September 30, 2021, an increase of $23.7 million, compared to $83.6 million as of June 30, 2021. The variances by major portfolio categories were as follow:

- Commercial and construction loans in early delinquency increased in the third quarter by $20.0 million to $28.6 million as of September 30, 2021. Almost one half of the increase was related to the migration of loans associated with two commercial relationships that are delinquent for over 30 days with respect to their final balloon payment but with respect to which the Corporation continues to receive from the borrower interest and principal payments.

- Residential mortgage loans in early delinquency decreased by $4.4 million to $36.3 million as of September 30, 2021, and consumer loans in early delinquency increased by $8.2 million to $42.5 million as of September 30, 2021.

As of September 30, 2021, commercial loans totaling $329.9 million, or 2.96% of the balance of the total loan portfolio held for investment, were permanently modified under the provisions of Section 4013 of the Coronavirus Aid, Relief, and Economic Security (the “CARES”) Act of 2020, as amended by Section 541 of the Consolidated Appropriations Act. These permanent modifications primarily relate to loans to commercial borrowers in industries with longer expected recovery times, mostly hospitality, retail and entertainment industries.

As of September 30, 2021, SBA PPP loans, net of unearned fees of $12.4 million, totaled $218.4 million. The unearned fees are being accreted into income based on the five-year contractual maturity (two years for the $13.1 million in SBA PPP loans originated before June 5, 2020). During the third quarter of 2021, the Corporation received forgiveness remittances and customer payments related to approximately $136.9 million in principal balance of SBA PPP loans.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the third and second quarters of 2021:

	Quarter Ended September 30, 2021
	Loans and	Unfunded Loan	Held-to-Maturity	Available-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments	Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$324,958	$2,730	$10,685	$1,166	339,539
Provision for credit losses benefit	(8,734)	(971)	(2,368)	(9)	(12,082)
Net charge-offs	(27,864)	-	-	-	(27,864)
Allowance for credit losses, end of period	$288,360	$1,759 (1)	$8,317	$1,157	$299,593

(1) Included in accounts payable and other liabilities.

	Quarter Ended June 30, 2021
	Loans and	Unfunded Loan	Held-to-Maturity	Available-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments	Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$358,936	$4,399	$8,869	$1,183	$373,387
Provision for credit losses (benefit) expense	(26,302)	(1,669)	1,816	-	(26,155)
Net charge-offs	(7,676)	-	-	(17)	(7,693)
Allowance for credit losses, end of period	$324,958	$2,730 (1)	$10,685	$1,166	$339,539

(1) Included in accounts payable and other liabilities.

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the ACL for loans and finance leases during the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30,		June 30,	March 31,	December 31,	September 30,
	2021		2021	2021	2020	2020

Allowance for credit losses, beginning balance	$324,958		$358,936	$385,887	$384,718	$319,297
Provision for credit losses (benefit) expense	(8,734)		(26,302)	(14,443)	10,186	48,078
Initial allowance on PCD loans	-		-	-	-	28,744
Net (charge-offs) recoveries of loans:
Residential mortgage	(23,450	)(1)	(1,987)	(2,092)	(1,642)	(2,283)
Commercial mortgage	(386)		(31)	(740)	1,769	(3,104)
Commercial and Industrial	327		5,809	(545)	(367)	(70)
Construction	35		38	(9)	102	36
Consumer and finance leases	(4,390)		(11,505)	(9,122)	(8,879)	(5,980)
Net charge-offs	(27,864)		(7,676)	(12,508)	(9,017)	(11,401)
Allowance for credit losses on loans and finance leases, end of period	$288,360		$324,958	$358,936	$385,887	$384,718

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.59%		2.85%	3.08%	3.28%	3.25%
Net charge-offs (annualized) to average loans outstanding during the period	0.99%		0.27%	0.43%	0.30%	0.45%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-0.31x		-3.43x	-1.15x	1.13x	4.22x
__________________________________________
(1)	Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables.

  As of September 30, 2021, the ACL for loans and finance leases was $288.4 million, down $36.6 million from June 30, 2021. The reduction of the ACL for residential mortgage loans was $29.7 million in the third quarter, primarily due to charge-offs taken against the previously-established $20.9 million reserve for residential nonaccrual loans sold in the third quarter, reductions related to the improvement in the outlook of macroeconomic variables and lower loans outstanding. In addition, there was an ACL net reduction of $8.6 million for commercial and construction loans reflecting, among other things, improvements in the outlook of macroeconomic variables to which the reserve is correlated and the overall decline in the size of the commercial mortgage loan portfolio. The ACL for consumer loans increased by $1.7 million in the third quarter, primarily reflecting the effect of the increase in the size of the consumer loan and finance leases portfolios and, to certain extent, some increase in cumulative historical charge-off levels related to the credit card loan portfolio.
  The provision for credit losses on loans and finance leases was a net benefit of $8.7 million for the third quarter of 2021, compared to a net benefit of $26.3 million in the second quarter of 2021. The following table shows the breakdown of the provision for credit losses net benefit by portfolio for the third and second quarters of 2021:
	Quarter Ended September 30, 2021
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases (benefit) expense	$(6,206)	$(8,582)	$6,054	$(8,734)

	Quarter Ended June 30, 2021
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases expense (benefit)	$825	$(27,921)	$794	$(26,302)

- Provision for credit losses for the commercial and construction loan portfolio was a net benefit of $8.6 million for the third quarter of 2021, compared to a net benefit of $27.9 million in the second quarter of 2021. The net benefit recorded in the third quarter of 2021, reflects improvements in forecasted macroeconomic variables, primarily in the commercial real estate price index, and the overall decrease in the size of the commercial and construction loan portfolios.

- Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $6.2 million for the third quarter of 2021, compared to a charge of $0.8 million in the second quarter of 2021. The net benefit recorded for the third quarter of 2021 was primarily related to improvements in the outlook of macroeconomic variables and the overall decrease in the size of the portfolio, partially offset by an incremental charge of $2.1 million related to the aforementioned bulk sale of nonaccrual residential mortgage loans.

- Provision for credit losses for the consumer loans and finance leases portfolio was $6.1 million for the third quarter of 2021, compared to $0.8 million in the second quarter of 2021. The charges to the provision in the third quarter of 2021 were primarily related to the increase in the size of the auto and finance leases loan portfolios and some increase in cumulative historical charge-off levels related to the credit card loans portfolio.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 2.59% as of September 30, 2021, compared to 2.85% as of June 30, 2021. The decrease was mainly driven by the bulk sale of residential nonaccrual loans, as well as releases associated with improvements in the expectations in the outlook of macroeconomic factors. No ACL was allocated to SBA PPP loans since they are fully guaranteed. On a non-GAAP basis, excluding SBA PPP loans, the ratio of the ACL for loans and finance leases to adjusted total loans held for investment was 2.64% as of September 30, 2021, compared to 2.94% as of June 30, 2021. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 236.09% as of September 30, 2021, compared to 177.91% as of June 30, 2021.

The following table sets forth information concerning the composition of the Corporation’s ACL for loans and finance leases as of September 30, 2021 and June 30, 2021 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of September 30, 2021

Total loans held for investment:
Amortized cost	$3,095,015	$5,239,422	$2,806,145	$11,140,582
Allowance for credit losses on loans	83,226	106,073	99,061	288,360
Allowance for credit losses on loans to amortized cost	2.69%	2.02%	3.53%	2.59%

As of June 30, 2021

Total loans held for investment:
Amortized cost	$3,253,857	$5,415,784	$2,717,953	$11,387,594
Allowance for credit losses on loans	112,882	114,679	97,397	324,958
Allowance for credit losses on loans to amortized cost	3.47%	2.12%	3.58%	2.85%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,		June 30,	March 31,	December 31,	September 30,
	2021		2021	2021	2020	2020

Residential mortgage	2.94%	(1)	0.24%	0.24%	0.18%	0.29%

Commercial mortgage	0.07%		0.01%	0.13%	-0.31%	0.73%

Commercial and Industrial	-0.04%		-0.74%	0.07%	0.05%	0.01%

Construction	-0.08%		-0.09%	0.02%	-0.21%	-0.08%

Consumer and finance leases	0.64%		1.72%	1.39%	1.37%	1.00%

Total loans	0.99%	(1)	0.27%	0.43%	0.30%	0.45%
(1)	Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge-offs to related average loans for the third quarter of 2021 was 0.05% and 0.17%, respectively.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $27.9 million for the third quarter of 2021, or an annualized 0.99% of average loans, compared to $7.7 million, or an annualized 0.27% of average loans, in the second quarter of 2021. The bulk sale of $52.5 million nonaccrual residential mortgage loans and related servicing advance receivables added $23.1 million in net charge-offs in the third quarter. Adjusted for those net charge-offs, total net charge-offs in the third quarter were $4.8 million, or an annualized 0.17% of average loans. The variances in net charge-offs by portfolio categories consisted of:

  A $21.5 million increase in residential mortgage loan net charge-offs, including the $23.1 million of net charge-offs recorded in connection with nonaccrual loans sold in the third quarter.
  A $5.8 million increase in commercial and construction loan net charge-offs, as the Corporation recorded net charge-offs of $24 thousand in the third quarter of 2021 compared to net recoveries of $5.8 million in the second quarter of 2021. The commercial and construction loan loss net recoveries in the second quarter of 2021 included a $5.2 million recovery in connection with the paydown of a nonaccrual commercial and industrial loan participation in the Puerto Rico region.
  A $7.1 million decrease in consumer loan net charge-offs, driven by lower charge-offs taken on auto loans, credit card loans, and small personal loans.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of September 30, 2021, the ACL for off-balance sheet credit exposures was $1.8 million, down $0.9 million from $2.7 million as of June 30, 2021. The decrease was mainly related to improvements in forecasted macroeconomic variables.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of September 30, 2021, the held-to-maturity debt securities portfolio consisted of Puerto Rico municipal bonds. As of September 30, 2021, the ACL for held-to-maturity debt securities was $8.3 million, down $2.4 million from $10.7 million as of June 30, 2021. The decrease was mainly related to improvements in forecasted macroeconomic variables and the repayment of certain bonds during the third quarter.

Allowance for Credit Losses for Available-for-Sale Debt Securities

As of September 30, 2021, the ACL for available-for-sale debt securities was $1.2 million, relatively unchanged from June 30, 2021.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $21.3 billion as of September 30, 2021, down $113.8 million from June 30, 2021.

The following variances within the main components of total assets are noted:

  A $130.6 million decrease in cash and cash equivalents attributable to the deployment of some cash balances into U.S. government and agencies securities, and the repurchase of 4.16 million shares of common stock in the third quarter for a total purchase price of approximately $50 million.
  A $277.1 million increase in investment securities, mainly driven by purchases of U.S. government and agencies securities totaling $609.7 million during the third quarter, partially offset by prepayments of approximately $267.6 million of U.S. agencies MBS, approximately $27.3 million of U.S. agencies bonds that matured or were called prior to maturity during the third quarter, an $18.7 million decrease in the fair value of available-for-sale investment securities attributable to changes in market interest rates, and the repayment of approximately $12.5 million of Puerto Rico municipal bonds.
  A $249.0 million decrease in total loans. The decrease consisted of reductions of $204.8 million in the Puerto Rico region, $26.9 million in the Florida region, and $17.3 million in the Virgin Islands region. On a portfolio basis, the decrease consisted of reductions of $180.4 million in commercial and construction loans (including a $130.9 million decrease in the SBA PPP loan portfolio), and $156.8 million in residential mortgage loans, partially offset by an increase of $88.2 million in consumer loans, including a $107.7 million increase in auto loans and leases. In addition to the $130.9 million decrease in the carrying value of the SBA PPP loan portfolio, the decrease in commercial and construction loans also reflects the early payoff of a $35.5 million commercial mortgage loan.

  The decrease in the Puerto Rico region consisted of reductions of $158.9 million in commercial and construction loans (including an $80.3 million decrease in the SBA PPP loan portfolio) and $137.0 million in residential mortgage loans, partially offset by an increase of $91.1 million in consumer loans, primarily auto loans and finance leases. Excluding the $80.3 million decrease in the SBA PPP loan portfolio, commercial and construction loans in the Puerto Rico region decreased by $78.6 million, driven by the aforementioned payoff of a $35.5 million commercial mortgage loan, the repayment of an $18.0 million revolving line of credit, and an $11.7 million decrease in the outstanding balance of loans extended to municipalities in Puerto Rico. The decline in the residential mortgage loan portfolio in the Puerto Rico region reflects the $52.5 million bulk sale of nonaccrual loans, as well as repayments and charge-offs, which more than offset the volume of new loan originations kept on the balance sheet. Approximately 84% of the $115.5 million in residential mortgage loan originations in the Puerto Rico region during the third quarter of 2021 consisted of conforming loan originations and refinancings. Conforming mortgage loans are generally originated with the intent to sell in the secondary market to GNMA and U.S. government-sponsored agencies. The growth in consumer loans was driven by new loan originations, primarily auto loans and finance leases, partially offset by reductions in the balances of personal loans and credit card loans.

  The decrease in total loans in the Florida region consisted of reductions of $12.8 million in commercial and construction loans (including a $38.1 million decrease in the SBA PPP loan portfolio), $11.6 million in residential mortgage loans, and $2.5 million in consumer loans. Excluding the decrease in the SBA PPP loan portfolio, commercial and construction loans in the Florida region increased by $25.3 million primarily reflected in the commercial mortgage and construction loan portfolios driven by new loan originations. During the third quarter, the Corporation sold a $4.0 million adversely classified commercial loan participation.

  The decrease in total loans in the Virgin Islands region consisted of reductions of $8.2 million in residential mortgage loans, $8.7 million in commercial and construction loans (including a $12.6 million decrease in the SBA PPP loan portfolio), and $0.4 million in consumer loans.

  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.1 billion in the third quarter of 2021, down $87.4 million compared to the second quarter of 2021. During the second quarter of 2021, the Corporation originated SBA PPP loans totaling $74.1 million. Excluding SBA PPP loans, total loan originations decreased by $13.5 million, consisting of: (i) a $24.4 million decrease in commercial and construction loan originations, primarily due to the effect in the second quarter of the purchase of certain large commercial loan participations in the Florida region, as well as lower utilizations of commercial lines of credit in the Puerto Rico and Florida regions during the third quarter; (ii) a $9.9 million decrease in residential mortgage loan originations, primarily in the Puerto Rico region; and (iii) a $20.8 million increase in consumer loan originations.

  Total loan originations in the Puerto Rico region amounted to $828.6 million in the third quarter of 2021, compared to $877.7 million in the second quarter of 2021. Total loan originations in the Puerto Rico region during the second quarter of 2021 included $57.5 million of SBA PPP loans. Excluding SBA PPP loans, total loan originations in the Puerto Rico region increased by $8.2 million consisting of: (i) a $22.2 million increase in consumer loan originations, reflected across all main categories; (ii) an $11.4 million decrease in residential mortgage loan originations; and (iii) a $2.6 million decrease in commercial and construction loan originations, driven by lower utilizations of commercial lines of credit, as compared to the second quarter of 2021, partially offset by the refinancing of $39.2 million in loans of Puerto Rico municipalities.

  Total loan originations in the Florida region amounted to $241.6 million in the third quarter of 2021, compared to $264.7 million in the second quarter of 2021. Total loan originations in the Florida region during the second quarter of 2021 included $9.1 million of SBA PPP loans. Excluding SBA PPP loans, total loan originations in the Florida region decreased by $14.0 million consisting of: (i) a $14.8 million decrease in commercial and construction loan originations, driven by the effect in the second quarter of the purchase of two large loan participations totaling $34.1 million; (ii) a $1.1 million increase in residential mortgage loan originations; and (iii) a $0.3 million decrease in consumer loan originations.

  Total loan originations in the Virgin Islands region amounted to $20.1 million in the third quarter of 2021, compared to $35.3 million in the second quarter of 2021. Total loan originations in the Virgin Islands region during the second quarter of 2021 included $7.5 million of SBA PPP loans. Excluding SBA PPP loans, total loan originations in the Virgin Islands region decreased by $7.7 million consisting of: (i) a $7.1 million decrease in commercial and construction loan originations, driven by the effect in the second quarter of the renewal of several loans of a government unit; (ii) a $0.4 million increase in residential mortgage loan originations; and (iii) a $1.0 million decrease in consumer loan originations.

Total liabilities were approximately $19.1 billion as of September 30, 2021, down $106.8 million from June 30, 2021.

The decrease in total liabilities was mainly due to:

  A $345.7 million decrease in government deposits, consisting of reductions of $256.3 million in the Virgin Islands region, $87.3 million in the Puerto Rico region, and $2.1 million in the Florida region. The decrease in the Virgin Islands region was driven by a portion of American Rescue Plan Act (“ARPA”) federal funds previously received by the central government moved to another depository institution in the third quarter. The decrease in the Puerto Rico region reflects reduction in balances of transactional accounts of public corporations, agencies of the central government, and certain municipalities.
  A $28.2 million decrease in brokered deposits, reflecting maturities of approximately $29.1 million of brokered CDs, with an all-in cost of 1.91%, that were paid off during the third quarter, partially offset by a $0.9 million increase in the balance of non-maturity brokered money market deposit accounts maintained by a deposit broker.

Partially offset by:

  A $288.5 million increase in total deposits, excluding brokered deposits and government deposits, consisting of increases of $202.3 million in the Puerto Rico region and $91.8 million in the Florida region, partially offset by a decrease of $5.6 million in the Virgin Islands region. On a deposit type basis, the increase was primarily reflected in both commercial and retail demand deposits, partially offset by a decrease in retail CDs. The system conversion resulted in a net reclassification of approximately $724 million in balances from interest-bearing demand deposits, and certain saving products, to non-interest-bearing products at the time of conversion on July 12, 2021.

Total stockholders’ equity amounted to $2.2 billion as of September 30, 2021, a decrease of $7.0 million from June 30, 2021. The decrease was driven by the repurchase of 4.16 million of shares of common stock for a total purchase price of approximately $50 million, common and preferred stock dividends declared in the third quarter totaling $15.2 million, and an $18.7 million decrease in the fair value of available-for-sale investment securities recorded as part of Other comprehensive (loss) income in the consolidated statements of financial condition. These variances were partially offset by earnings generated in the third quarter.

As of September 30, 2021, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 17.62%, 17.92%, 20.67%, and 10.17%, respectively, as of September 30, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.34%, 17.64%, 20.38%, and 10.51%, respectively, as of June 30, 2021.

Meanwhile, the estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 17.62%, 18.95%, 20.20%, and 10.75%, respectively, as of September 30, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.92%, 18.65%, 19.91%, and 11.12%, respectively, as of June 30, 2021.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 9.87% as of September 30, 2021, compared to 9.84% as of June 30, 2021.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the most comparable GAAP items:

(In thousands, except ratios and per share information)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Tangible Equity:
Total equity - GAAP	$2,197,965	$2,204,955	$2,220,425	$2,275,179	$2,225,282
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(38,611)	(38,611)	(38,611)	(38,632)	(34,401)
Purchased credit card relationship intangible	(1,992)	(2,855)	(3,768)	(4,733)	(5,789)
Core deposit intangible	(30,494)	(32,416)	(34,339)	(35,842)	(37,749)
Insurance customer relationship intangible	(203)	(241)	(280)	(318)	(355)

Tangible common equity	$2,090,561	$2,094,728	$2,107,323	$2,159,550	$2,110,884

Tangible Assets:
Total assets - GAAP	$21,256,154	$21,369,962	$19,413,734	$18,793,071	$18,659,768
Goodwill	(38,611)	(38,611)	(38,611)	(38,632)	(34,401)
Purchased credit card relationship intangible	(1,992)	(2,855)	(3,768)	(4,733)	(5,789)
Core deposit intangible	(30,494)	(32,416)	(34,339)	(35,842)	(37,749)
Insurance customer relationship intangible	(203)	(241)	(280)	(318)	(355)

Tangible assets	$21,184,854	$21,295,839	$19,336,736	$18,713,546	$18,581,474

Common shares outstanding	206,496	210,649	218,629	218,235	218,229

Tangible common equity ratio	9.87%	9.84%	10.90%	11.54%	11.36%
Tangible book value per common share	$10.12	$9.94	$9.64	$9.90	$9.67

Exposure to Puerto Rico Government

As of September 30, 2021, the Corporation had $362.6 million of direct exposure to the Puerto Rico government, its municipalities and public corporations, compared to $388.7 million as of June 30, 2021. As of September 30, 2021, approximately $187.7 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $122.7 million consisted of municipal revenue or special obligation bonds. The Corporation’s total direct exposure to the Puerto Rico government also included $13.1 million in loans extended to an affiliate of a public corporation, $35.4 million in loans to an agency of the Puerto Rico central government, and obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.7 million (fair value of $2.9 million as of September 30, 2021), included as part of the Corporation’s available-for-sale investment securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $0.8 million as of September 30, 2021, of which $0.3 million is due to credit deterioration and was charged against earnings through an ACL during 2020.

The aforementioned exposure to municipalities in Puerto Rico included $177.8 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. As of September 30, 2021, the ACL for these securities was $8.3 million, compared to $10.7 million as of June 30, 2021.

As of September 30, 2021, the Corporation had $2.8 billion of public sector deposits in Puerto Rico, compared to $2.9 billion as of June 30, 2021. Approximately 19% of the public sector deposits as of September 30, 2021 was from municipalities and municipal agencies in Puerto Rico and 81% was from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Monday, October 25, 2021, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (844) 200-6205 or (929) 526–1599 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp.’s website, www.1firstbank.com, until October 25, 2022. A telephone replay will be available one hour after the end of the conference call through November 24, 2021 at (929) 458-6194 or (866) 813-9403 for international callers. The replay access code is 721741.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including new variants of the virus, such as the Delta variant, and the efficacy and acceptance of various vaccines and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that the COVID-19 pandemic may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to the COVID-19 pandemic and the Corporation’s participation in any such responses or programs, such as the SBA PPP established by the CARES Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the Corporation’s acquisition of BSPR, including the risk that the Corporation may not realize, either fully or on a timely basis, the cost savings and any other synergies from the acquisition that the Corporation expected, because of deposit attrition, customer loss and/or revenue loss following the acquisition; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial situation, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; the impact that a resumption of the slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the availability of wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances and brokered CDs; the effect of a resumption of deteriorating economic conditions in the real estate markets and the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which may contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the continuing impact of the COVID-19 pandemic on forecasts of economic variables considered for the determination of the ACL required by the CECL accounting standard; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the effect of changes in the interest rate environment, including the replacement of the London Interbank Offered Rate as an interest rate benchmark beginning at the end of 2021, which could adversely affect the Corporation’s results of operations, cash flows, and liquidity; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio with a fair value of $2.9 million ($3.7 million – amortized cost) and an allowance for credit losses of $0.3 million; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including as a result of the change in the political landscape resulting from the 2020 elections in the U.S. and Puerto Rico, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which resulted in a previously-disclosed cyber incident during 2020, and the occurrence of any of which may result in misuse or misappropriation of confidential or proprietary information and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management uses and believe that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics, such as the COVID-19 pandemic in 2020 and 2021. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as merger and restructuring costs in connection with the acquisition of BSPR and related integration and restructuring efforts, and costs incurred in connection with the COVID-19 pandemic response efforts, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the third and second quarters of 2021, the third quarter of 2020, and the nine-month period ended September 30, 2021 and 2020. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended			Nine-Month Period Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Interest Income
Interest income - GAAP	$200,172	$201,459	$170,402	$596,273	$494,282
Unrealized (gain) loss on
derivative instruments	(4)	7	(18)	(22)	(18)
Interest income excluding valuations	200,168	201,466	170,384	596,251	494,264
Tax-equivalent adjustment	6,864	6,129	4,964	17,545	15,751
Interest income on a tax-equivalent basis and excluding valuations	$207,032	$207,595	$175,348	$613,796	$510,015

Interest expense - GAAP	15,429	16,676	21,706	50,482	71,727

Net interest income - GAAP	$184,743	$184,783	$148,696	$545,791	$422,555

Net interest income excluding valuations	$184,739	$184,790	$148,678	$545,769	$422,537

Net interest income on a tax-equivalent basis and excluding valuations	$191,603	$190,919	$153,642	$563,314	$438,288

Average Balances
Loans and leases	$11,223,926	$11,560,731	$10,163,671	$11,515,647	$9,472,189
Total securities, other short-term investments and interest-bearing cash balances	9,134,121	7,898,975	4,871,710	7,857,639	3,859,381
Average interest-earning assets	$20,358,047	$19,459,706	$15,035,381	$19,373,286	$13,331,570

Average interest-bearing liabilities	$11,718,557	$12,118,631	$9,732,691	$11,883,768	$8,729,809

Average Yield/Rate
Average yield on interest-earning assets - GAAP	3.90%	4.15%	4.51%	4.12%	4.95%
Average rate on interest-bearing liabilities - GAAP	0.52%	0.55%	0.89%	0.57%	1.10%
Net interest spread - GAAP	3.38%	3.60%	3.62%	3.55%	3.85%
Net interest margin - GAAP	3.60%	3.81%	3.93%	3.77%	4.23%

Average yield on interest-earning assets excluding valuations	3.90%	4.15%	4.51%	4.11%	4.95%
Average rate on interest-bearing liabilities excluding valuations	0.52%	0.55%	0.89%	0.57%	1.10%
Net interest spread excluding valuations	3.38%	3.60%	3.62%	3.54%	3.85%
Net interest margin excluding valuations	3.60%	3.81%	3.93%	3.77%	4.23%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.03%	4.28%	4.64%	4.24%	5.11%
Average rate on interest-bearing liabilities excluding valuations	0.52%	0.55%	0.89%	0.57%	1.10%
Net interest spread on a tax-equivalent basis and excluding valuations	3.51%	3.73%	3.75%	3.67%	4.01%
Net interest margin on a tax-equivalent basis and excluding valuations	3.73%	3.94%	4.07%	3.89%	4.39%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income and non-interest expenses, and the components of each, to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the third and second quarters of 2021 and the third quarter of 2020 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income – The adjusted net income amounts for the third and second quarters of 2021 and the third quarter of 2020 reflect the following exclusions:

- Merger and restructuring costs of $2.3 million, $11.0 million, and $10.4 million recorded in the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively, related to transaction costs and restructuring initiatives in connection with the acquisition of BSPR.

- COVID-19 pandemic-related expenses of $0.6 million, $1.1 million and $1.0 million in the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively.

- Tax benefit of $8.0 million recorded in the third quarter of 2020 related to a partial reversal of the deferred tax asset valuation allowance.

- Gain of $5.3 million on sales of U.S. agencies MBS and U.S. Treasury Notes recoded in the third quarter of 2020.

- Gain of $0.1 million on the repurchase and cancellation of $0.4 million in trust preferred securities in the third quarter of 2020 reflected in the statement of income set forth below as “Gain on early extinguishment of debt.”

- The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:

- Tax benefit of $0.9 million, $4.1 million and $3.9 million in the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively, related to merger and restructuring costs in connection with the acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).

- Tax benefit of $0.2 million, $0.4 million, and $0.4 million in the third quarter of 2021, second quarter of 2021, and third quarter of 2020, respectively, in connection with COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).

- No tax expense was recorded for the gain on sales of U.S. agencies MBS and U.S. Treasury Notes in the third quarter of 2020. Those sales consisted of tax-exempt securities or were recorded at the tax-exempt international banking entity subsidiary level.

- The gain realized on the repurchase and cancellation of trust-preferred securities in the third quarter of 2020 recorded at the holding company level had no effect on the income tax expense in 2020.

  Adjusted non-interest expenses – The following tables reconcile for the third quarter of 2021 and second quarter of 2021 the non-interest expenses to adjusted non-interest expenses, which is a non-GAAP financial measure that excludes the relevant Special Items identified above:
(In thousands)
Third Quarter 2021	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$114,036	$2,268	$640	$111,128
Employees' compensation and benefits	50,220	-	10	50,210
Occupancy and equipment	23,306	-	576	22,730
Business promotion	3,370	-	-	3,370
Professional service fees	13,554	-	-	13,554
Taxes, other than income taxes	5,238	-	49	5,189
Insurance and supervisory fees	3,630	-	-	3,630
Net gain on other real estate owned operations	(2,288)	-	-	(2,288)
Merger and restructuring costs	2,268	2,268	-	-
Other non-interest expenses	14,738	-	5	14,733

(In thousands)
Second Quarter 2021	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$130,172	$11,047	$1,105	$118,020
Employees' compensation and benefits	49,714	-	10	49,704
Occupancy and equipment	24,116	-	992	23,124
Business promotion	3,225	-	4	3,221
Professional service fees	16,764	-	-	16,764
Taxes, other than income taxes	5,576	-	97	5,479
Insurance and supervisory fees	4,282	-	-	4,282
Net gain on other real estate owned operations	(139)	-	-	(139)
Merger and restructuring costs	11,047	11,047	-	-
Other non-interest expenses	15,587	-	2	15,585

  ACL on loans and finance leases to adjusted total loans held for investment ratio - The following table reconciles the ratio of the ACL on loans and finance leases to adjusted total loans held for investment, excluding SBA PPP loans, as of September 30, 2021 and June 30, 2021:
	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of September 30, 2021

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$288,360	$11,140,582
Less:
SBA PPP loans	-	218,360
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$288,360	$10,922,222

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	2.59%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	2.64%

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of June 30, 2021

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$324,958	$11,387,594
Less:
SBA PPP loans	-	349,261
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$324,958	$11,038,333

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	2.85%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	2.94%

Management believes that the presentation of adjusted net income, adjusted non-interest expenses and adjustments to the various components of non-interest expenses, and the ratio of allowance for credit losses to adjusted total loans held for investment enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2021	2021	2020
ASSETS

Cash and due from banks	$2,655,491	$2,786,066	$1,433,261

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	2,382	2,403	60,272
Total money market investments	2,682	2,703	60,572

Investment securities available for sale, at fair value (allowance for credit losses of $1,157 as of September 30, 2021; $1,166 as of June 30, 2021; $1,310 as of December 31, 2020)	6,689,479	6,402,258	4,647,019

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $8,317 as of September 30, 2021, $10,685 as of June 30, 2021, and $8,845 as of December 31, 2020	169,488	179,327	180,643

Equity securities	37,427	37,722	37,588

Total investment securities	6,896,394	6,619,307	4,865,250

Loans, net of allowance for credit losses of $288,360
(June 30, 2021 - $324,958; December 31, 2020 - $385,887)	10,852,222	11,062,636	11,391,402
Loans held for sale, at lower of cost or market	30,681	32,699	50,289
Total loans, net	10,882,903	11,095,335	11,441,691

Premises and equipment, net	149,894	152,974	158,209
Other real estate owned	43,798	66,586	83,060
Accrued interest receivable on loans and investments	58,454	63,301	69,505
Deferred tax asset, net	243,447	273,869	329,261
Goodwill	38,611	38,611	38,632
Intangible assets	32,689	35,512	40,893
Other assets	251,791	235,698	272,737
Total assets	$21,256,154	$21,369,962	$18,793,071

LIABILITIES

Deposits:
Non-interest-bearing deposits	$7,097,313	$6,258,463	$4,546,123
Interest-bearing deposits	10,887,345	11,811,528	10,771,260
Total deposits	17,984,658	18,069,991	15,317,383
Securities sold under agreements to repurchase	300,000	300,000	300,000
Advances from the FHLB	320,000	320,000	440,000
Other borrowings	183,762	183,762	183,762
Accounts payable and other liabilities	269,769	291,254	276,747
Total liabilities	19,058,189	19,165,007	16,517,892

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 223,655,186 shares
(June 30, 2021 - 223,632,377 shares issued; December 31,2020 - 223,034,348 shares issued)	22,366	22,363	22,303
Less: Treasury stock (at par value)	(1,716)	(1,298)	(480)

Common stock outstanding, 206,495,900 shares outstanding
(June 30, 2021 - 210,649,414 shares outstanding; December 31, 2020 - 218,235,064 shares outstanding)	20,650	21,065	21,823
Additional paid-in capital	799,132	847,412	946,476
Retained earnings	1,375,797	1,315,352	1,215,321
Accumulated other comprehensive (loss) income	(33,718)	(14,978)	55,455
Total stockholders' equity	2,197,965	2,204,955	2,275,179
Total liabilities and stockholders' equity	$21,256,154	$21,369,962	$18,793,071

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2021	2021	2020	2021	2020

Net interest income:
Interest income	$200,172	$201,459	$170,402	$596,273	$494,282
Interest expense	15,429	16,676	21,706	50,482	71,727
Net interest income	184,743	184,783	148,696	545,791	422,555
Provision for credit losses (benefit) expense:
Loans	(8,734)	(26,302)	48,078	(49,479)	158,531
Unfunded loan commitments	(971)	(1,669)	(803)	(3,346)	2,359
Debt securities	(2,377)	1,816	(361)	(664)	2,404
Provision for credit losses (benefit) expense	(12,082)	(26,155)	46,914	(53,489)	163,294
Net interest income after provision for credit losses	196,825	210,938	101,782	599,280	259,261

Non-interest income:
Service charges on deposit accounts	8,690	8,788	5,848	25,782	16,280
Mortgage banking activities	6,098	6,404	7,099	19,775	14,573
Net gain on investments	-	-	5,288	-	13,380
Gain on early extinguishment of debt	-	-	94	-	94
Other non-interest income	15,158	14,692	11,605	45,229	36,699
Total non-interest income	29,946	29,884	29,934	90,786	81,026

Non-interest expenses:
Employees' compensation and benefits	50,220	49,714	43,063	150,776	125,454
Occupancy and equipment	23,306	24,116	19,064	71,664	50,567
Business promotion	3,370	3,225	3,046	9,565	8,982
Professional service fees	13,554	16,764	11,563	48,019	35,324
Taxes, other than income taxes	5,238	5,576	4,510	17,013	11,967
Insurance and supervisory fees	3,630	4,282	3,019	12,262	8,193
Net (gain) loss on other real estate owned operations	(2,288)	(139)	1,019	(529)	3,018
Merger and restructuring costs	2,268	11,047	10,441	24,582	14,188
Other non-interest expenses	14,738	15,587	11,783	44,157	31,785
Total non-interest expenses	114,036	130,172	107,508	377,509	289,478

Income before income taxes	112,735	110,650	24,208	312,557	50,809
Income tax (expense) benefit	(37,057)	(40,092)	4,405	(105,171)	1,326

Net income	$75,678	$70,558	$28,613	$207,386	$52,135

Net income attributable to common stockholders	$75,009	$69,889	$27,944	$205,379	$50,128

Earnings per common share:

Basic	$0.36	$0.33	$0.13	$0.97	$0.23
Diluted	$0.36	$0.33	$0.13	$0.96	$0.23

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Condensed Income Statements:
Total interest income	$200,172	$201,459	$170,402	$596,273	$494,282
Total interest expense	15,429	16,676	21,706	50,482	71,727
Net interest income	184,743	184,783	148,696	545,791	422,555
Provision for credit losses (benefit) expense	(12,082)	(26,155)	46,914	(53,489)	163,294
Non-interest income	29,946	29,884	29,934	90,786	81,026
Non-interest expenses	114,036	130,172	107,508	377,509	289,478
Income before income taxes	112,735	110,650	24,208	312,557	50,809
Income tax (expense) benefit	(37,057)	(40,092)	4,405	(105,171)	1,326
Net income	75,678	70,558	28,613	207,386	52,135
Net income attributable to common stockholders	75,009	69,889	27,944	205,379	50,128

Per Common Share Results:
Net earnings per share - basic	$0.36	$0.33	$0.13	$0.97	$0.23
Net earnings per share - diluted	$0.36	$0.33	$0.13	$0.96	$0.23
Cash dividends declared	$0.07	$0.07	$0.05	$0.21	$0.15
Average shares outstanding	206,725	213,574	216,922	212,406	216,876
Average shares outstanding diluted	207,796	214,609	217,715	213,523	217,533
Book value per common share	$10.47	$10.30	$10.03	$10.47	$10.03
Tangible book value per common share (1)	$10.12	$9.94	$9.67	$10.12	$9.67

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.42	1.40	0.72	1.38	0.50
Interest Rate Spread (2)	3.51	3.73	3.75	3.67	4.01
Net Interest Margin (2)	3.73	3.94	4.07	3.89	4.39
Return on Average Total Equity	13.43	12.60	5.07	12.28	3.13
Return on Average Common Equity	13.53	12.68	5.03	12.36	3.06
Average Total Equity to Average Total Assets	10.61	11.13	14.22	11.22	15.84
Total capital	20.67	20.38	20.32	20.67	20.32
Common equity Tier 1 capital	17.62	17.34	17.21	17.62	17.21
Tier 1 capital	17.92	17.64	17.52	17.92	17.52
Leverage	10.17	10.51	13.04	10.17	13.04
Tangible common equity ratio (1)	9.87	9.84	11.36	9.87	11.36
Dividend payout ratio	19.29	21.39	38.81	21.72	64.90
Efficiency ratio (3)	53.12	60.64	60.18	59.30	57.48

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	2.59	2.85	3.25	2.59	3.25
Net charge-offs (annualized) to average loans	0.99	0.27	0.45	0.56	0.55
Provision for credit losses for loans and finance leases to net charge-offs	(31.34)	(342.66)	421.70	(102.98)	407.94
Non-performing assets to total assets	0.81	1.20	1.57	0.81	1.57
Nonaccrual loans held for investment to total loans held for investment	1.10	1.60	1.70	1.10	1.70
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	236.09	177.91	191.13	236.09	191.13
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment, excluding residential real estate loans	468.48	533.11	490.13	468.48	490.13

Other Information:
Common Stock Price: End of period	$13.15	$11.92	$5.22	$13.15	$5.22
_______________
1-	Non-GAAP financial measure. See page 18 for GAAP to Non-GAAP reconciliations.
2-	On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 22 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
3-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2021	2021	2020	2021	2021	2020	2021	2021	2020

Interest-earning assets:
Money market & other short-term investments	$2,514,882	$1,741,167	$1,450,669	$968	$433	$405	0.15%	0.10%	0.11%
Government obligations (2)	2,325,835	1,895,868	1,129,976	7,044	6,609	4,890	1.20%	1.40%	1.72%
MBS	4,255,171	4,222,478	2,253,121	17,091	14,352	11,525	1.59%	1.36%	2.03%
FHLB stock	27,080	28,489	31,635	327	366	441	4.79%	5.15%	5.55%
Other investments	11,153	10,973	6,309	30	6	10	1.07%	0.22%	0.63%
Total investments (3)	9,134,121	7,898,975	4,871,710	25,460	21,766	17,271	1.11%	1.11%	1.41%
Residential mortgage loans	3,193,918	3,357,114	3,117,021	43,901	45,627	41,577	5.45%	5.45%	5.31%
Construction loans	171,088	177,688	185,359	2,178	5,108	2,453	5.05%	11.53%	5.26%
C&I and commercial mortgage loans	5,104,362	5,353,657	4,468,614	64,835	67,027	51,902	5.04%	5.02%	4.62%
Finance leases	528,893	501,734	447,854	9,945	9,322	8,349	7.46%	7.45%	7.42%
Consumer loans	2,225,665	2,170,538	1,944,823	60,713	58,745	53,796	10.82%	10.86%	11.00%
Total loans (4) (5)	11,223,926	11,560,731	10,163,671	181,572	185,829	158,077	6.42%	6.45%	6.19%
Total interest-earning assets	$20,358,047	$19,459,706	$15,035,381	$207,032	$207,595	$175,348	4.03%	4.28%	4.64%

Interest-bearing liabilities:
Brokered CDs	$126,775	$146,912	$332,429	$664	$768	$1,850	2.08%	2.10%	2.21%
Other interest-bearing deposits	10,788,020	11,131,583	8,412,342	9,018	10,014	14,238	0.33%	0.36%	0.67%
Loans payable	-	-	-	-	-	-	0.00%	0.00%	0.00%
Other borrowed funds	483,762	483,762	493,572	3,848	3,828	2,840	3.16%	3.17%	2.29%
FHLB advances	320,000	356,374	494,348	1,899	2,066	2,778	2.35%	2.33%	2.24%
Total interest-bearing liabilities	$11,718,557	$12,118,631	$9,732,691	$15,429	$16,676	$21,706	0.52%	0.55%	0.89%
Net interest income				$191,603	$190,919	$153,642
Interest rate spread							3.51%	3.73%	3.75%
Net interest margin							3.73%	3.94%	4.07%
_______________
1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 22 for GAAP to Non-GAAP reconciliations.
2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-	Interest income on loans includes $2.7 million, $2.5 million and $1.5 million for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Nine-Month Period Ended	2021	2020	2021	2020	2021	2020

Interest-earning assets:
Money market & other short-term investments	$1,898,678	$1,099,634	$1,750	$2,950	0.12%	0.36%
Government obligations (2)	1,890,437	784,348	19,627	15,454	1.39%	2.63%
MBS	4,029,794	1,937,083	41,173	37,874	1.37%	2.61%
FHLB stock	28,917	32,234	1,094	1,527	5.06%	6.33%
Other investments	9,813	6,082	45	31	0.61%	0.68%
Total investments (3)	7,857,639	3,859,381	63,689	57,836	1.08%	2.00%
Residential mortgage loans	3,347,186	2,952,278	135,114	118,044	5.40%	5.34%
Construction loans	186,998	159,092	10,530	6,519	7.53%	5.47%
C&I and commercial mortgage loans	5,295,346	4,032,497	198,131	146,629	5.00%	4.86%
Finance leases	504,379	433,014	28,137	24,015	7.46%	7.41%
Consumer loans	2,181,738	1,895,308	178,195	156,972	10.92%	11.06%
Total loans (4) (5)	11,515,647	9,472,189	550,107	452,179	6.39%	6.38%
Total interest-earning assets	$19,373,286	$13,331,570	$613,796	$510,015	4.24%	5.11%

Interest-bearing liabilities:
Brokered CDs	$153,984	$393,038	$2,421	$6,572	2.10%	2.23%
Other interest-bearing deposits	10,874,337	7,330,643	30,385	46,167	0.37%	0.84%
Loans payable	-	11,241	-	21	0.00%	0.25%
Other borrowed funds	483,762	472,715	11,248	10,311	3.11%	2.91%
FHLB advances	371,685	522,172	6,428	8,656	2.31%	2.21%
Total interest-bearing liabilities	$11,883,768	$8,729,809	$50,482	$71,727	0.57%	1.10%
Net interest income			$563,314	$438,288
Interest rate spread					3.67%	4.01%
Net interest margin					3.89%	4.39%
________________
1-	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 22 for GAAP to Non-GAAP reconciliation.
2-	Government obligations include debt issued by government-sponsored agencies.
3-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4-	Average loan balances include the average of non-performing loans.
5-	Interest income on loans includes $7.8 million and $4.6 million for the nine-month periods ended September 30, 2021 and 2020, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2021	2021	2020	2021	2020

Service charges on deposit accounts	$8,690	$8,788	$5,848	$25,782	$16,280
Mortgage banking activities	6,098	6,404	7,099	19,775	14,573
Insurance income	2,318	2,215	1,473	9,775	7,436
Other operating income	12,840	12,477	10,132	35,454	29,263

Non-interest income before net gain on sales of investment securities	29,946	29,884	24,552	90,786	67,552

Net gain on sales of investment securities	-	-	5,288	-	13,380
Gain on early extinguishment of debt	-	-	94	-	94
	$29,946	$29,884	$29,934	$90,786	$81,026

Table 5 – Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2021	2021	2020	2021	2020

Employees' compensation and benefits	$50,220	$49,714	$43,063	$150,776	$125,454
Occupancy and equipment	23,306	24,116	19,064	71,664	50,567
Deposit insurance premium	1,381	1,922	1,630	5,291	4,588
Other insurance and supervisory fees	2,249	2,360	1,389	6,971	3,605
Taxes, other than income taxes	5,238	5,576	4,510	17,013	11,967
Collections, appraisals and other credit related fees	1,451	1,080	1,262	3,841	4,345
Outsourcing technology services	8,878	11,946	6,949	33,197	21,450
Other professional fees	3,225	3,738	3,352	10,981	9,529
Credit and debit card processing expenses	5,573	6,795	4,859	16,646	12,747
Business promotion	3,370	3,225	3,046	9,565	8,982
Communications	2,250	2,407	2,246	7,119	5,975
Net (gain) loss on OREO operations	(2,288)	(139)	1,019	(529)	3,018
Merger and restructuring costs	2,268	11,047	10,441	24,582	14,188
Other	6,915	6,385	4,678	20,392	13,063
Total	$114,036	$130,172	$107,508	$377,509	$289,478

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,
	2021	2021	2020
Balance Sheet Data:
Loans, including loans held for sale	$11,171,263	$11,420,293	$11,827,578
Allowance for credit losses for loans and finance leases	288,360	324,958	385,887
Money market and investment securities, net of allowance for credit losses for debt securities	6,899,076	6,622,010	4,925,822
Intangible assets	71,300	74,123	79,525
Deferred tax asset, net	243,447	273,869	329,261
Total assets	21,256,154	21,369,962	18,793,071
Deposits	17,984,658	18,069,991	15,317,383
Borrowings	803,762	803,762	923,762
Total preferred equity	36,104	36,104	36,104
Total common equity	2,195,579	2,183,829	2,183,620
Accumulated other comprehensive (loss) income, net of tax	(33,718)	(14,978)	55,455
Total equity	2,197,965	2,204,955	2,275,179

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale, at period-end.

(In thousands)	As of
	September 30,	June 30,	December 31,
	2021	2021	2020

Residential mortgage loans	$3,095,015	$3,253,857	$3,521,954

Commercial loans:
Construction loans	170,208	177,032	212,500
Commercial mortgage loans	2,136,502	2,154,889	2,230,602
Commercial and Industrial loans	2,932,712	3,083,863	3,202,590
Commercial loans	5,239,422	5,415,784	5,645,692

Finance leases	548,837	516,756	472,989

Consumer loans	2,257,308	2,201,197	2,136,654
Loans held for investment	11,140,582	11,387,594	11,777,289
Loans held for sale	30,681	32,699	50,289
Total loans	$11,171,263	$11,420,293	$11,827,578

Table 8 – Loan Portfolio by Geography

(In thousands)	As of September 30, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,450,624	$190,539	$453,852	$3,095,015

Commercial loans:
Construction loans	45,666	4,471	120,071	170,208
Commercial mortgage loans	1,644,633	64,665	427,204	2,136,502
Commercial and Industrial loans	1,847,057	114,494	971,161	2,932,712
Commercial loans	3,537,356	183,630	1,518,436	5,239,422

Finance leases	548,837	-	-	548,837

Consumer loans	2,187,584	51,913	17,811	2,257,308
Loans held for investment	8,724,401	426,082	1,990,099	11,140,582

Loans held for sale	29,205	830	646	30,681
Total loans	$8,753,606	$426,912	$1,990,745	$11,171,263

(In thousands)	As of June 30, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,591,304	$198,658	$463,895	$3,253,857

Commercial loans:
Construction loans	62,830	4,362	109,840	177,032
Commercial mortgage loans	1,687,731	58,105	409,053	2,154,889
Commercial and Industrial loans	1,945,708	129,825	1,008,330	3,083,863
Commercial loans	3,696,269	192,292	1,527,223	5,415,784

Finance leases	516,756	-	-	516,756

Consumer loans	2,128,572	52,287	20,338	2,201,197
Loans held for investment	8,932,901	443,237	2,011,456	11,387,594

Loans held for sale	25,565	935	6,199	32,699
Total loans	$8,958,466	$444,172	$2,017,655	$11,420,293

(In thousands)	As of December 31, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,788,827	$213,376	$519,751	$3,521,954

Commercial loans:
Construction loans	73,619	11,397	127,484	212,500
Commercial mortgage loans	1,793,095	60,129	377,378	2,230,602
Commercial and Industrial loans	2,135,291	129,440	937,859	3,202,590
Commercial loans	4,002,005	200,966	1,442,721	5,645,692

Finance leases	472,989	-	-	472,989

Consumer loans	2,058,217	51,726	26,711	2,136,654
Loans held for investment	9,322,038	466,068	1,989,183	11,777,289

Loans held for sale	44,994	681	4,614	50,289
Total loans	$9,367,032	$466,749	$1,993,797	$11,827,578

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	September 30,	June 30,	December 31,
	2021	2021	2020
Nonaccrual loans held for investment:
Residential mortgage	$60,589	$121,695	$125,367
Commercial mortgage	26,812	27,242	29,611
Commercial and Industrial	18,990	18,835	20,881
Construction	6,093	6,175	12,971
Consumer and Finance leases	9,657	8,703	16,259
Total nonaccrual loans held for investment	122,141	182,650	205,089

OREO	43,798	66,586	83,060
Other repossessed property	3,550	3,470	5,357
Other assets (1)	2,894	2,928	-
Total non-performing assets (2)	$172,383	$255,634	$293,506

Past-due loans 90 days and still accruing (3)	$148,322	$144,262	$146,889
Allowance for credit losses on loans	$288,360	$324,958	$385,887
Allowance for credit losses on loans to total nonaccrual loans held for investment	236.09%	177.91%	188.16%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	468.48%	533.11%	484.04%
_______________
(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.7 million, recorded on the Corporation's books at its fair value of $2.9 million.
(2)

Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of September 30, 2021, June 30,2021, and December 31, 2020, amounted to $120.7 million, $125.2 million, and $130.9 million, respectively.

(3)	These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.5 million (June 30, 2021 - $8.0 million; December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 10 – Non-Performing Assets by Geography

	As of
(In thousands)	September 30,	June 30,	December 31,
	2021	2021	2020
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$41,309	$100,089	$101,763
Commercial mortgage	16,839	17,172	18,733
Commercial and Industrial	16,799	16,632	18,876
Construction	4,604	4,679	5,323
Finance leases	698	598	1,466
Consumer	8,511	7,628	13,615
Total nonaccrual loans held for investment	88,760	146,798	159,776

OREO	39,375	61,976	78,618
Other repossessed property	3,333	3,262	5,120
Other assets (1)	2,894	2,928	-
Total non-performing assets (2)	$134,362	$214,964	$243,514
Past-due loans 90 days and still accruing (3)	$146,823	$142,622	$144,619

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$10,491	$9,372	$9,182
Commercial mortgage	9,973	10,070	10,878
Commercial and Industrial	1,415	1,400	1,444
Construction	1,489	1,496	7,648
Consumer	88	136	354
Total nonaccrual loans held for investment	23,456	22,474	29,506

OREO	4,189	4,610	4,411
Other repossessed property	175	112	109
Total non-performing assets	$27,820	$27,196	$34,026
Past-due loans 90 days and still accruing	$1,249	$1,356	$2,020

United States:
Nonaccrual loans held for investment:
Residential mortgage	$8,789	$12,234	$14,422
Commercial mortgage	-	-	-
Commercial and Industrial	776	803	561
Construction	-	-	-
Consumer	360	341	824
Total nonaccrual loans held for investment	9,925	13,378	15,807

OREO	234	-	31
Other repossessed property	42	96	128
Total non-performing assets	$10,201	$13,474	$15,966
Past-due loans 90 days and still accruing	$250	$284	$250
(1)	Residential pass-through MBS issued by the Puerto Rico Housing Finance Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $3.7 million, recorded on the Corporation's books at its fair value of $2.9 million.
(2)

Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of September 30, 2021, June 30,2021, and December 31, 2020, amounted to $120.7 million, $125.2 million, and $130.9 million, respectively.

(3)	These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.5 million (June 30, 2021 - $8.0 million; December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 11 – Allowance for Credit Losses for Loans and Finance Leases

	Quarter Ended				Nine-Month Period Ended
(Dollars in thousands)	September 30,		June 30,	September 30,	September 30,		September 30,
	2021		2021	2020	2021		2020

Allowance for credit losses on loans and finance leases, beginning balance	$324,958		$358,936	$319,297	$385,887		$155,139
Impact of adopting CECL	-		-	-	-		81,165
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	324,958		358,936	319,297	385,887		236,304
Provision for credit losses on loans and finance leases (benefit) expense	(8,734)		(26,302)	48,078	(49,479)		158,531
Initial allowance on PCD loans	-		-	28,744	-		28,744
Net (charge-offs) recoveries of loans:
Residential mortgage	(23,450	)(1)	(1,987)	(2,283)	(27,529	)(1)	(7,856)
Commercial mortgage	(386)		(31)	(3,104)	(1,157)		(3,163)
Commercial and Industrial	327		5,809	(70)	5,591		(75)
Construction	35		38	36	64		6
Consumer and finance leases	(4,390)		(11,505)	(5,980)	(25,017)		(27,773)
Net charge-offs	(27,864)		(7,676)	(11,401)	(48,048)		(38,861)
Allowance for credit losses on loans and finance leases, end of period	$288,360		$324,958	$384,718	$288,360		$384,718

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.59%		2.85%	3.25%	2.59%		3.25%
Net charge-offs (annualized) to average loans outstanding during the period (2)	0.99%		0.27%	0.45%	0.56%		0.55%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-0.31x		-3.43x	4.22x	-1.03x		4.08x
(1)	Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables.
(2)	Excluding net charge-offs associated with the bulk sale, total net charge-offs to average loans for the third quarter and first nine months of 2021 was 0.17% and 0.29%, respectively.

Table 12 – Net Charge-Offs to Average Loans

	Nine-Month Period Ended		Year Ended
	September 30, 2021		December 31,	December 31,	December 31,	December 31,
	(annualized)		2020	2019	2018	2017

Residential mortgage	1.10%	(1)	0.30%	0.66%	0.67%	0.79%

Commercial mortgage	0.07%		0.08%	0.97%	1.03%	2.42%

Commercial and Industrial	-0.24%		0.02%	0.16%	0.38%	0.66%

Construction	-0.05%		-0.06%	-0.28%	6.75%	2.05%

Consumer and finance leases	1.24%		1.53%	2.05%	2.31%	2.12%

Total loans	0.56%	(1)	0.48%	0.91%	1.09%	1.33%
(1)	Includes net charge-offs totaling $23.1 million associated with the bulk sale of residential mortgage nonaccrual loans and related servicing advance receivables. Excluding net charge-offs associated with the bulk sale, residential mortgage and total net charge-offs to related average loans for the first nine months of 2021 was 0.18% and 0.29%, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179